Exhibit 99.32

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ACQUIRES SHERATON HOTEL IN
NORTHERN PHILADELPHIA FOR $16.7 MILLION

Transaction Highlights:

•	Acquired at less than 6.5x trailing twelve month EBITDA multiple

•	Expect to invest additional $5.7 million in full renovation of the property

•	Closed and committed direct hotel assets increase to 23 properties totaling 3,469 rooms

•	Capital committed or invested since IPO reaches $410 million

DALLAS — (July 7, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has completed the acquisition of the 187-room Sheraton Bucks County and an adjacent 56,000-square-foot office building in suburban Philadelphia for $16.7 million in cash. The purchase price including the office building equates to a trailing twelve month EBITDA multiple of 7.6x and an EBITDA yield of 13.2%. Following the planned sale of the office building, the returns are expected to improve to a trailing twelve month EBITDA multiple below 6.5x and an EBITDA yield of 15.5%. The trailing twelve month net operating income capitalization rate is 11% including the office building and 13% after the planned sale of the office building. The property has annual revenues of approximately $9,000,000.

Conveniently located near I-95, Route 1 and the Pennsylvania Turnpike, the Sheraton Bucks County is adjacent to the Sesame Street Place Theme Park, the Oxford Valley Mall, and the Frankford Bucks Hospital. It is the premier full service hotel in the market featuring 12,000 square feet of meeting space, a restaurant, a lobby bar and a health club. Remington Lodging & Hospitality, L.P. will manage the property. Ashford is currently negotiating for the sale of the office building.

Ashford will begin investing approximately $5.7 million in the hotel in the third quarter of 2004 to significantly upgrade the hotel. Full guest room and bath renovation, common area upgrades throughout the hotel, a complete restaurant renovation, meeting room updates and an exercise facility upgrade are planned in this major renovation.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The Sheraton Bucks County is an attractive investment with a substantial initial return, strong brand and great location. This asset benefits from diverse demand generators, including a popular drive to a destination theme park, regional mall, hospital and surrounding business parks. We look forward to enhancing this full-service asset through a complete renovation and returning the hotel to a higher level of operating performance.”

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14185 Dallas Parkway, Suite 110, Dallas, TX 75254	Phone: (972) 490-9600

AHT Acquires Sheraton Bucks County

July 7, 2004

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “planned” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the sale of the office building, the expected completion of the renovation, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization. EBITDA yield is defined as one (1) divided by the EBITDA multiple. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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